Exhibit 99.1

3555 Veterans Memorial Highway, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports 19% Increase in Net Income for Fiscal 2018
Third Quarter Financial Results

Company Poised for Continued Growth as Profit Margins Increase, Capacity Expanded and
Balance Sheet Significantly Strengthened

RONKONKOMA, NY — December 15, 2017 — Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2018 third quarter ended October 31, 2017.

Fiscal 2018 Third Quarter Financial Results Highlights and Recent Developments

•	Net sales for 3Q18 of $24.0 million increased from $23.2 million in 3Q17
•	Sales growth in all major operating regions
•	Gross profit for 3Q18 of $9.1 million increased from $8.5 million in 3Q17
•	Gross margin as a percentage of net sales in 3Q18 was 37.8%, up from 36.7% in 3Q17
•	Net income increased to $1.8 million in 3Q18, up 19% from $1.5 million in 3Q17
•	Basic and diluted earnings per share (EPS) of $0.23 in 3Q18, up from $0.21 in 3Q17; EPS growth diminished by issuance of shares during 3Q18
•	Completed a public offering of approximately 809,000 shares of common stock at a price of $13.80 per share for net proceeds of approximately $10.1 million
•	Free cash flow increased to $2.6 million, up 24.5% from $2.0 million in 3Q17
•	Cash at end of quarter increased to $21.5 million from $10.4 million at beginning of the fiscal year
•	Total debt reduced by 61% to $2.3 million at the end of the quarter from $5.8 million at the beginning of the fiscal year.
•	Stockholders’ equity increased by 22% to $87.1 million at the end of 3Q18 from the beginning of the fiscal year

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “We are very pleased with our performance in the third quarter of fiscal 2018, which demonstrates the momentum of our core business while we gear up for continued growth and market share attainment. Similar to the second quarter, we showed effective management in all facets of our operations, and improved our profitability in the third quarter as compared to the prior year.

“Among the more mature markets for personal protective equipment, our sales in the US continue to grow which suggests we are attaining market share, and growth in the UK and Europe have finally seen a post-Brexit rebound. Overall, our international markets, while down in revenues from the year ago quarter, are picking up as former laggard operating regions in South America and Russia are beginning to take off. In faster growing and less competitive regions, our sales in Canada continue to reach new record levels and China revenues have been expanding. We are very excited by the high level of interest in Lakeland products in South America, Russia, Kazakhstan, Australia and other Asian markets. Across the board, we are experiencing increased demand from a resurgence of the oil and gas sector.”

“With this backdrop of favorable trends, during the third quarter we took decisive action to capitalize on the appreciation of our share price by raising over $10 million in net proceeds from the issuance of common stock. The offering proceeds along with our operating performance have enabled us to substantially bolster our financial position. More importantly, while our cash balance increased by over 100% since the beginning of the fiscal year, we are making investments to increase manufacturing capacity, lower our cost structure and accelerate our entry into in some very attractive markets around the world.”

“From a manufacturing standpoint, we have begun the process of adding facilities in India and Vietnam which we believe will provide us with years of lower labor costs and favorable tariffs that will enhance our gross margins while bringing products closer to the new markets we are now entering throughout Asia and the Pacific Rim. From a distribution standpoint, we have made considerable progress with Amazon in the US which required investment in our fulfilment capabilities. In short order, our revenues from this new distribution channel have grown rapidly, although still representing less than 1% of our consolidated revenues. We intend to replicate this model in other countries.”

“Following three quarters of fiscal 2018 where our financial performance has continued to improve, we look excitedly toward next year. Lakeland is essentially debt free and has a strong cash position, a deep management team, world-class manufacturing, a respected global brand, and is well diversified in both established and developing markets.”

Fiscal 2018 Third Quarter Financial Results

Net sales increased to $24.0 million for the three months ended October 31, 2017 compared to $23.2 million for the three months ended October 31, 2016, an increase of 3.1%. On a consolidated basis for the third quarter of fiscal 2018, domestic sales were $12.9 million or 54% of total revenues and international sales were $11.1 million or 46% of total revenues. This compares with domestic sales of $11.3 million or 48% of the total, and internationals sales of $12.0 million or 52% of the total in the same period of fiscal 2017.

Sales in the US increased $1.6 million or 12%, primarily due to increased sales of disposables products to national accounts and in response to hurricane clean-up efforts. Additionally, there was an increase in sales of chemical line products into the oil field services and refinery sectors along with demand from other industrial sectors as the US economy continues to improve.

Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim increased $3.1 million or 29% as compared to the prior year period. This growth is attributable to improving industrial activity and several larger customers beginning to replace depleted inventories as the Company worked through a large backlog. Canada sales increased $0.4 million as that country continues to experience an oil and gas turnaround requiring protective wear and as some customers replenished their stock in response to higher than forecasted demand. UK sales increased by $0.3 million or 18% as new distributors placed stocking orders. Russia and Kazakhstan sales combined for an increase in sales of $0.3 million or 102.6%. Amid continuously improving economies within Latin America, sales remain strong at $1.8 million, although the region as a whole reported lower sales due to a single large order in Ecuador during the prior year period.

Gross profit increased $0.5 million or 6.3% to $9.1 million for the three months ended October 31, 2017, from $8.5 million for the three months October 31, 2016. Gross profit as a percentage of net sales increased to 37.8% for the three-month period ended October 31, 2017, from 36.6% for the three months ended October 31, 2016.  Gross margin increases were somewhat offset by labor increases in our manufacturing facilities due to wage increases and overtime associated with relieving the stress in the Company’s internal supply chain Major factors driving gross margins were:

•	Disposables gross margins increased 4.6 percentage points due to product mix and increased volume.
•	Chemical gross margin increased by 7.5 percentage points primarily due to a reduction in force in the US as production was moved to more cost effective facilities in Mexico and China.
•	Fire protection gross margin decreased 2.5 percentage points as the Company prepares for the upcoming change to the National Fire Protection Agency (“NFPA”) standards by discounting products produced under the old standard and due to product mix.
•	Wovens gross margins increased 18.0 percentage points due to market price increases on contractor FR coveralls.
•	Reflective gross margins increased 14.3 percentage points as a result of increased pricing on some products and the product mix.

Operating expense increased 3.1% from $6.3 million for the three months ended October 31, 2016 to $6.4 million for the three months ended October 31, 2017. Operating expense as a percentage of net sales was 26.7% for the three months ended October 31, 2017 and 2016. The main factors for the higher operating expenses are increases in salaries for additional sales personnel as the Company expands internationally, freight costs, and accounts receivable allowances for several slow paying customers partially offset by lower commission fees due to a large international order in the prior year period and a decrease in officer salaries resulting from the reduction of one officer due to retirement.

Operating income increased to $2.7 million for the three months ended October 31, 2017, from $2.3 million for the three months ended October 31, 2016, as most operating expenses are fixed in nature other than commissions and freight out and sale volume increased as compared to the third quarter of fiscal 2017. Operating margins were 11.1% for the three months ended October 31, 2017, compared to 9.7% for the three months ended October 31, 2016.

Net income increased to $1.8 million for the three months ended October 31, 2017 from $1.5 million for the three months ended October 31, 2016. The results for three months ended October 31, 2017 are primarily due to continuing cost containment efforts and increases in sales volume as the industrial sector showed marked performance improvements and the global economy improved.

Income tax expense for the third quarter of fiscal 2018 was $0.8 million, compared with $0.6 million in income tax expense for the prior year period. The increase in tax expense was a result of significantly higher operating income in the US during the three months ended October 31, 2017 as well as overall improved profitability. The Company also has the benefit of the tax credit from the worthless stock deduction relating to its exit from Brazil, so there should be no cash taxes in the US for the next 2 years, depending on profitability in these periods and assuming no changes to the US tax code. The Company may also be required to pay local taxes on certain country operations when those operations are profitable on a local basis.

As of October 31, 2017, Lakeland had cash and cash equivalents of approximately $21.5 million and working capital of $64.7 million. Cash and cash equivalents increased $11.1 million or 107% from the beginning of the fiscal year, while working capital increased by $17.0 million for an improvement of nearly 36%. In addition to cash flow from operations, the Company’s cash position increased by $10.1 million from the net proceeds of the common stock offering in the third quarter of fiscal 2018. The Company’s $15 million revolving credit facility had a $0 balance as of October 31, 2017. Total debt outstanding at October 31, 2017 was $2.3 million, down from $5.8 million at January 31, 2017 and $13.4 million at January 31, 2016.

The Company incurred capital expenditures of approximately $170,000 during the third quarter of fiscal year 2018. Capital expenditures for the first three quarters of the fiscal year was approximately $0.6 million, which includes the cost for a phased global rollout of a new enterprise resource planning (“ERP”) system. Third quarter capital expenditures principally relate to additions to equipment in China and for new manufacturing facilities in India and Vietnam.

No stock was acquired as part of the Company’s $2.5 million stock repurchase program which was approved on July 19, 2016.

During the quarter ended October 31, 2017, the Company completed a public offering of 808,750 shares of common stock (including the initial offering and overallotment exercise) at a price of $13.80 per share for net proceeds of approximately $10.1 million. The Company expects to use the net proceeds from the offering for building additional overseas manufacturing facilities, payment of capital expenditures associated with equipment, repayment of debt and general corporate purposes.

Financial Results Conference Call

Lakeland will host a conference call at 10:30 am eastern today to discuss the Company’s fiscal 2018 third quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada).

For a replay of this call through December 22, 2017, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10114798.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Operating Results ($000)
Reconciliation to GAAP Results

	Three months ended October 31,		Nine month ended October 31,
	2017	2016	2017	2016

Net sales	$23,960	$23,243	$70,831	$65,881
Year over year growth	3.1%	—	7.5%	—
Gross profit	9,053	8,519	26,301	23,882
Gross profit %	37.8%	36.7%	37.1%	36.3%
Operating expenses	6,388	6,271	18,981	18,886
Operating expenses as a percentage of sales	26.7%	27.0%	26.8%	28.7%

Operating income	2,665	2,248	7,320	4,996
Operating income as a percentage of sales	11.1%	9.7%	10.3%	7.6%
Interest expense	(35)	(150)	(147)	(522)
Other income (loss), net	7	(2)	13	20
Pretax income	2,637	2,096	7,186	4,494
Income tax expense	831	583	1,828	1,548
Net income	$1,806	$1,513	$5,358	$2,946

Weighted average shares for EPS-Basic	7,894,582	7,258,697	7,477,202	7,255,966
Net income per share	$0.23	$0.21	$0.72	$0.41

Operating income	$2,665	$2,248	$7,320	$4,996
Depreciation and amortization	197	359	582	963
EBITDA	2,862	2,607	7,902	5,959
Equity Compensation	93	99	291	177
USA Severance Associated with Restructure	—	—	-	461
Adjusted EBITDA	2,955	2,706	8,193	6,597
Cash paid for taxes (foreign)	217	534	928	1,126
Capital expenditures	171	70	619	116

Free cash flow	$2,567	$2,102	$6,646	$5,355

TTM Adjusted EBITDA	$10,428	$7,675	$10,428	$7,675
TTM cash paid for taxes (foreign)	1,401	1,575	1,401	1,575
TTM capital expenditures	916	291	916	291
TTM free cash flow	$8,111	$5,809	$8,111	$5,809

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	October 31,	January 31,
	2017	2017
	($000’s)
ASSETS
Current assets
Cash and cash equivalents	$21,493	$10,365
Accounts receivable, net of allowance for doubtful accounts of $375 and $417 at October 31, 2017 and January 31, 2017, respectively	13,032	10,704
Inventories, net of allowance of $2,439 and $2,305 at October 31, 2017 and January 31, 2017, respectively	38,453	35,535
Prepaid VAT tax	1,824	1,361
Other current assets	1,843	2,121
Total current assets	76,645	60,086
Property and equipment, net	8,624	8,527
Assets held for sale	901	901
Deferred income tax	12,764	13,515
Prepaid VAT and other taxes	319	478
Other assets	239	176
Goodwill	871	871
Total assets	$100,363	$84,554
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,547	$4,928
Accrued compensation and benefits	1,216	1,311
Other accrued expenses	1,244	1,024
Current maturity of long-term debt	158	50
Short-term borrowings	754	153
Borrowings under revolving credit facility	—	4,865
Total current liabilities	11,919	12,331
Long-term portion of debt	1,351	716
Total liabilities	13,270	13,047
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $.01 par; authorized 10,000,000 shares, Issued 8,472,640 and 7,620,215; outstanding 8,116,199 and 7,263,774 at October 31, 2017 and January 31, 2017, respectively	85	76
Treasury stock, at cost; 356,441 shares at October 31, 2017 and January 31, 2017	(3,352)	(3,352)
Additional paid-in capital	74,771	64,764
Retained earnings	17,759	12,401
Accumulated other comprehensive loss	(2,170)	(2,382)
Total stockholders' equity	87,093	71,507
Total liabilities and stockholders' equity	$100,363	$84,554

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	($000’s except for share information)
	2017	2016	2017	2016
Net sales	$23,960	$23,243	$70,831	$65,881
Cost of goods sold	14,907	14,724	44,530	41,999
Gross profit	9,053	8,519	26,301	23,882
Operating expenses	6,388	6,271	18,981	18,886
Operating profit	2,665	2,248	7,320	4,996
Other income (loss), net	7	(2)	13	20
Interest expense	(35)	(150)	(147)	(522)
Income before taxes	2,637	2,096	7,186	4,494
Income tax expense	831	583	1,828	1,548
Net income	$1,806	$1,513	$5,358	$2,946
Net income per common share:
Basic	$0.23	$0.21	$0.72	$0.41
Diluted	$0.23	$0.21	$0.71	$0.40
Weighted average common shares outstanding:
Basic	7,894,582	7,258,697	7,477,202	7,255,966
Diluted	7,922,397	7,332,997	7,530,637	7,321,587